UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant  ☒        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GLACIER BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLACIER BANCORP, INC.

49 Commons Loop

Kalispell, Montana 59901

SUPPLEMENT TO THE PROXY STATEMENT

For the Annual Meeting of Shareholders

To be Held on April 27, 2022

The following information relates to the proxy statement (the “Proxy Statement”) of Glacier Bancorp, Inc. (the “Company”) dated March 15, 2022, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2022 Annual Meeting of Shareholders and any adjournment or postponement thereof, to be held on April 27, 2022 beginning at 9:00 a.m. Mountain Time, virtually via the Internet. All capitalized terms used in this Supplement to the Proxy Statement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION

WITH THE PROXY STATEMENT.

Update to 2021 Financial and Strategic Highlights

The Proxy Statement includes on page 22, under the subheading “Executive Summary” in Compensation Discussion and Analysis, certain 2021 Financial and Strategic Highlights that include disclosure of an increase in the Company’s tangible book value per share from year end 2020 to year end 2021. That disclosure is hereby removed and replaced as follows:

•	Book value per share was $28.71 at year end 2021, which increased $4.53 over the prior year book value per share of $24.18.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

The Proxy Statement and Annual Report are available on our Investor Relations website at www.glacierbancorp.com. Additionally, you may access our proxy materials at www.proxyvote.com.

The date of this Supplement is April 20, 2022.